Exhibit 5.1


              LAW OFFICE OF DAVID M. GRIFFITH,
                 A PROFESSIONAL CORPORATION
              ONE WORLD TRADE CENTER, SUITE 800
                  LONG BEACH, CA 90831-0800
                  TELEPHONE:   562-983-8017
                 FACSIMILE:     562-983-8122



October 6, 2003

Epic Financial Corporation
3300 Irvine Avenue, Suite 220
Newport Beach, CA  92660

RE:  Epic Financial Corporation
     Post Effective Amendment No. 1 to Registration
Statement on Form S-8

Ladies & Gentlemen:

     This office represents Epic Financial Corporation, a Nevada corporation (the "Registrant") in connection with the Registrant's Registration Statement on Form S-8 under the Securities Act of 1933, as amended by Post-Effective Amendment No. 1 thereto (the "Registration Statement"), which relates to the registration of an additional 1,450,000 shares iof common stock to be issued pursuant to the Registrant's 2003 Stock Compensation Plan, as amended (the "Registered Securities"). In connection with our representation, we have examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinion hereinafter set forth.

     Based upon the foregoing, it is our opinion that the Registered Securities, when issued as set forth in the Registration Statement, will be legally issued, fully paid and nonassessable.

          We hereby consent to such use of our name in such Registration Statement and to the filing of this opinion as
Exhibit 5.1 to the Registration Statement and with such state regulatory agencies in such states as may require such filing in connection with the registration of the Registered Securities for offer and sale in such states.

Sincerely,

/s/ DAVID M. GRIFFITH
---------------------
Law Office of David M. Griffith,
a Professional Corporation